Amendment

to

Fund Accounting Agreement

This Amendment revises the Fund Accounting Agreement, dated June 7, 2012, (the “Agreement”) between Hussman Investment Trust, an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Fund Accounting Agreement to revise the services provided by Ultimus as described below:

1.	Section 1(d)(ii)(B) of the Agreement is deleted and replaced with the following:

(B) the Trust’s annual reports with the Securities and Exchange Commission (“SEC”) on Form N-CEN and its monthly reports on Form N-PORT;

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The parties duly executed this Agreement as of June 27, 2018.

	Hussman Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ John P. Hussman	By:	/s/ Mark J. Seger
Name:	John P. Hussman	Name:	Mark J. Seger
Title:	President	Title:	Managing Director, Co-CEO